Exhibit 10.1
AGREEMENT FOR ELECTRIC SERVICE
THIS AGREEMENT is entered into and effective this 6th day of March, 2009, by and between Hawkeye Tri-County Electric Cooperative d/b/a Hawkeye REC (“Seller”), 24049 State Hwy 9, Cresco, Iowa 52136-0090, a cooperative corporation, organized and existing under the laws of the State of Iowa, and Homeland Energy Solutions, LLC (“Customer”), a corporation organized and existing under the laws of the State of Iowa, as operator of the Homeland Energy Ethanol Production Plant to be located in Chickasaw County, Iowa.
WHEREAS, Seller is a cooperative electric corporation engaged in the business of providing electric power and energy at retail to consumers located in its assigned service area; and
WHEREAS, Customer operates facilities associated with the production, transportation, and storage of ethanol at its Homeland Energy Ethanol Plant (“Project”), located in Chickasaw County, Iowa; and
WHEREAS, the Iowa Utilities Board (“IUB”) has previously established the electric service area for Seller, which area includes within its boundaries Customer’s Project, and Seller is permitted by law to supply electric power and energy to Customer at this location; and
WHEREAS, Seller and Customer desire to enter into an agreement for the sale by Seller and purchase by Customer of electric power and energy for Customer’s operations, as hereinafter provided:
NOW, THEREFORE, in consideration of the mutual promises contained herein, Seller and Customer agree as follows:
1. Definitions. The following terms as used in this Agreement shall have the following meanings:
(A) Effective Date. The date written above in the first paragraph of the Agreement.
(B) In Service Date. The Date Customer begins processing ethanol at the Homeland Energy Ethanol Production Plant.
(C) Start-Up Period. The Start-up Period shall be the period between the Effective Date and the In Service Date.
(D) Point of Delivery. Electric service shall be three-phase (3f) 60 Hz, at service voltages mutually agreed upon by Customer and Seller and shall be delivered at the secondary terminals of the service transformer(s) on the property of Customer. Seller shall request its Wholesale Supplier to provide the transmission facilities necessary to permit Seller to provide the electric service to Customer. To the extent Seller is required to make a contribution in aid to the construction of necessary transmission facilities, Seller reserves the right to pass those costs through to Customer as an advance as specified in Section 5.D, and detailed on the attached Schedule.
*** Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

(E) Metering Point. Metering by the Seller will be at 7,200/12,470 volts in advance of all service transformers and located in the substation constructed by the Cooperative.
(F) Uncontrollable Forces. Any cause beyond the control of the party affected, including, but not limited to, failure of facilities, flood, earthquake, storm, fire, ice, lightning, wildlife, epidemic, war, riot, civil disturbances, strikes or labor disturbances, sabotage, or restraint by court order or public authority, which by exercise of due foresight such party could not reasonably have been expected to avoid, and which, by exercise of due diligence, it is unable to overcome.
(G) Contract Demand. Maximum power and energy which Seller is obligated to provide to customer.
(H) Wholesale Supplier. Dairyland Power Cooperative (“Dairyland”), the wholesale power supplier currently providing service to Seller.
2. Service — Character of Use.
(A) Seller shall supply and sell to Customer, and Customer shall take and purchase from Seller, during the term of and subject to the provisions of this Agreement, the total electric power and energy required for Customer’s Project and shall not use the electric power and energy as a supplement to any other supply, except in cases of emergency when Customer may be permitted to utilize back-up generation that may be installed by Customer. The Contract Demand for service is 9,000 kilowatts (kW).
(B) After the effective date and during the term of this Agreement, if any change in any state or federal law, rule or regulation, or change in the agency or judicial application or interpretation of said law, rule or regulation, requires a change in the delivery or sale of electric power and energy to Customer by Seller, then an amended Agreement shall be made and entered into between the Seller and Customer within forty-five (45) days of the effective date of such change to permit the Customer and Seller to incorporate such change and its impact into this agreement.
3. Specification of Electric Energy — Delivery. The Seller’s Wholesale Supplier controls the frequency of current provided by the Seller. All electric energy delivered hereunder shall be in the form of three-phase alternating current at a frequency of 60 Hertz and a voltage of 12,470 kV delivered to the Point of Delivery. Except for periods of outage or infrequent and unavoidable fluctuations, the frequency shall be maintained within one-tenth (1/10) of a cycle per second.

4. Facilities.
(A) The Seller will furnish, install and maintain the electrical facilities necessary to properly and adequately deliver to the Customer all of the electric power and energy required under the terms and conditions of this Agreement to the Point of Delivery. Customer will be responsible for all facilities beyond the Point of Delivery. Customer and Seller will coordinate the planning and design of their respective facilities to meet all safety and operational needs and conform to all applicable Federal and State electric service quality and reliability rules and regulations.
(B) If utilization of electric energy by Customer should cause fluctuations or disturbances with the flow of energy on the distribution or transmission lines of Seller or Dairyland which can be specifically identified, and verified by Seller, as the cause of the deterioration of service to other customers, including, telephone, television, or other communication facilities service, Seller shall have the right to require the installation by Customer of suitable apparatus to correct or limit such a fluctuation or disturbance at no cost to Seller. This corrective action shall be taken within a reasonable period of time after notification in writing to Customer by Seller. If such corrective action is not taken in a timely manner, Seller shall have the right to cause reasonable corrective measures to be taken, and Customer herby agrees to pay all reasonable and actual costs associated with such action.
(C) Any motors greater than 150 horsepower must be provided or equipped with soft start controllers.
(D) Customer shall have responsibility and shall bear the expense to maintain all electric facilities owned by Customer, and Seller and Wholesale Supplier shall have responsibility and shall bear the expense to maintain all transmission, distribution, and other facilities owned or operated by Seller and Wholesale Supplier, except as otherwise expressly provided herein.
(E) Each party shall indemnify and hold harmless the other party, and its partners, operator, affiliates, agents, and their officers, directors, representatives, designees, and employees, from and against any and all claims, causes of action, losses, suits, penalties, damages, judgments, liabilities, costs, and expenses, including but not limited to court costs, costs of settlement, litigation costs and reasonable attorney’s fees occurring on its respective side of the Point of Delivery or caused by any negligent or willful act or omission by the indemnifying party in performing their obligations hereunder; provided, however, that nothing herein contained shall be construed as relieving or releasing either party from liability for injury or damage, wherever occurring, resulting from its own negligence or the negligence of its officers, servants, agent or employees, and in the event of concurrent negligence there shall be contribution in accordance with the laws of Iowa; and provided further, that each of the parties hereto shall be solely responsible for injury or damage, wherever occurring, due solely to any defect in equipment installed, furnished or maintained by such party, except as otherwise provided herein.

The electric power and energy supplied under this Agreement is supplied upon the express condition that after it passes the Point of Delivery it becomes the property of Customer and neither Seller nor Dairyland shall be liable for loss or damage to any person or property whatsoever, resulting directly or indirectly from the use, misuse, or presence of said electric power and energy on the Customer’s premises or elsewhere, after it passes the Point of Delivery, except where such loss or damage shall be shown to have been occasioned by the negligence of Seller, Dairyland, their agents or employees.
Except in the case of gross negligence or intentional misconduct, no party shall be liable for any indirect, consequential, special, exemplary, or punitive damages of any nature arising out of or related to actions taken or omissions of such party in connection with this Agreement.
(F) Customer shall provide Seller a suitable 2.59 acre site for the purpose of constructing and maintaining transmission facilities and a distribution substation at no cost to Seller or Dairyland. The site provided is to be graded and compacted by Customer to the elevation agreed upon by the Parties. The real estate conveyed shall be free of any encumbrances or title defects and shall be conveyed by Warranty Deed. Customer land provided for this purpose shall be included as a credit toward the contribution in aid of construction at a valuation of $*** per acre, for a total contribution of $***.
A suitable road to access the substation facilities shall be provided and maintained by Customer for use by Customer, Seller, Dairyland Power Cooperative, and their agents.
5. Monthly Rate.
(A) Customer shall pay Seller for the electric power and energy provided hereunder those amounts set forth in the attached Rate Schedule, which schedule may be changed by the Cooperative’s Board of Directors, subject to the limitations set forth below. The attached Rate Schedule is incorporated herein by reference. However, the Minimum Charge as specified in said Rate Schedule shall be waived by Seller during the Start-up Period.
(B) Seller will provide Customer advance written notice of any change in Seller’s tariff rate at least 30 days prior to the effective date of such change. Customer understands that a change in character of use by Customer may impact Customer’s eligibility for the rate set forth in paragraph 5(A) above.
(C) Any legal direct tax applicable to service rendered under this Agreement shall be charged to Customer by Seller, in the form of a direct monthly pass-through without modification of the amount. If any such direct cost is subsequently modified or removed, Seller shall make an identical modification or removal of the charge to Customer under this Agreement, effective as of the same date the modification or removal of the tax becomes effective. Customer reserves the right to contest or object to any such direct tax or charge applicable or potentially applicable to service under this Agreement with the appropriate taxing authority.
*** Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

(D) Facilities Charge. In order to provide electric service to the Customer, the Seller and Dairyland must construct certain facilities. Seller and Dairyland have agreed to construct a substation and the transmission facilities necessary to interconnect the new substation with Dairyland’s transmission network without an advance in aid to construction by Customer. In addition, temporary and permanent line extensions from the substation to the Project shall be required for use in serving the customer, which have been constructed at a total cost of $***. Customer has made a non-refundable advance in aid to construct said facilities equal to $***. The entire cost of the temporary line extension and permanent line extension required to extend service from the substation to the Project and shall be paid by Customer, with the balance of $*** (less the credit of $*** referenced in section 4.F above) being collected through the Distribution System Charge contained on the attached rate Schedule.
In the event it is determined, subsequent to the execution of this Agreement, that additional facilities or modifications to planned facilities are required, the parties agree to negotiate in good faith with respect to the design, modification, and construction of the additional or modified facilities and the payment to be made by Customer to Seller for the additional or modified facilities.
6. Capital Credits. The Seller’s Board of Directors may classify its patrons and business and allocate the excess, if any, of its receipts over expenses in any year as patronage capital credits to the various patronage classifications. Allocations of the patronage capital credits may consider a variety of relevant factors such as the cost of rendering service, the margins produced by such service, the terms of the Agreement with patrons, and the obligations of the parties involved. The Seller has created or may create a separate classification of business applicable to its patrons receiving service under the rate schedule applicable to the Customer, and patronage capital credits may accrue at a different rate for that classification of members. The right of Customer to receive patronage capital credits shall survive the expiration or other termination of this Agreement.
7. Power Factor. Customer shall make reasonable efforts to operate its facilities at close to unity power factor. Except during compressor motor starting, power factor may be less than ninety-eight percent (98%), but the Customer agrees to the reactive billing demand for the month will be the maximum amount of lagging kVAR established by the Customer for any period of 60 consecutives minutes during the month for which the bill is rendered that is in excess of the kVAR equivalent to a 98% lagging power factor.
8. Metering.
(A) Metering shall be by digital primary meters for recording and monitoring electrical usage and demand. The meters shall have the capability to be monitored by telephone line or other electrical signal. The meters shall be periodically inspected and tested for the purpose of establishing that metering equipment is connected properly, meters are adjusted to register power and energy accurately, and proper metering records are prepared and maintained. Seller shall notify Customer in advance of the time of any meter testing so that a representative of the Customer may be present.
*** Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

(B) Meters may be sealed at the sole discretion of Wholesale Supplier and, if sealed, the seals shall be broken only upon occasions when the meters are to be inspected, tested, or adjusted, and authorized representatives of Customer and Seller or Wholesale Supplier shall be afforded reasonable opportunity to be present upon such occasions. Seller or Wholesale Supplier shall inspect and test, or cause to be inspected and tested, metering equipment at least yearly, and at any other reasonable time upon request by Customer. Any meter found to be defective or inaccurate shall be repaired and readjusted or replaced by Seller at no cost to the Customer. Should any meter fail to register the power and energy delivered during any period, such deliveries shall, for billing purposes and payment purposes, be estimated for such period using the best information available. If the customer requests a meter test, the Customer shall pay the cost of such test if the meter has been previously tested within the past 12 months and the meter was found to be within accuracy standards set.
(C) The meter readings shall be presumed to be accurate as to the quantity of power and energy taken by Customer unless, upon test, the meter is found to be in error by more than the limit set forth in the applicable rule of the IUB.
9. Billing and Payment.
(A) The customer shall pay the Seller for electric power and energy furnished hereunder at the rates specified above.
(B) Bills for service hereunder, shall be by electronic funds transfer to a bank designated by Seller. Such payment shall be within ten (10) days after the issuance of the bill each month for electric power and energy furnished for the monthly billing period. If the Customer shall fail to make any such payment by the due date, the Seller may discontinue service to the Customer upon giving five (5) days’ written notice to the Customer of its intention to do so; provided however, Customer may cure any intent to discontinue service for nonpayment by causing Seller to receive all amounts duly owing and outstanding before the end of the five (5) day notice period. Seller may also disconnect service if Customer fails to comply with standards established by the utility for interconnection, safety, and operating reliability; for any breach of contract that jeopardizes the health and safety of persons or the integrity of the utility electric system; for reasonable periods for the purpose of maintenance, testing, replacement, and repair of the utility system; Customer’s failure to comply with the Seller’s electric service tariff, Articles of Incorporation, or Bylaws; or for any other cause as set forth in the rules of the IUB. In this event, Customer shall have 30 day notification period to remedy its operation and meet standards as requested. The prompt payment provisions provided herein and the cash deposit set forth below recognize the Seller’s willingness to finance and carry the risk related to the substation investment and a portion of the distribution delivery system.
(C) An amount equal to $*** shall be paid by Customer to Seller in advance of Seller providing electric service as a customer deposit. Such deposit shall be in an account, upon which Seller shall be entitled to draw upon such account at anytime its wholesale electric bill for service to Customer becomes due prior to receiving payment from Customer pursuant to Paragraph 9(B) or in the event of nonpayment by Customer; if Seller draws on such account, it shall replace funds in such account within one (1) day of receiving payment from Customer.
*** Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

(D) The Seller may from time to time change the required deposit amount based upon the Customer’s historical actual or projected power and energy consumption and the Seller’s historical or projected costs for Customer’s power and energy consumption. Customer acknowledges that the deposit required hereunder is intended to take into account the Seller’s willingness to finance a portion of the cost of the facilities required to provide service to Customer as set forth in Section 5(D) above.
10. Additional Terms. The electric service contracted for herein is to be provided and taken in accordance with the provisions of this Agreement for Electric Service and all applicable provisions of the laws of the State of Iowa. Customer shall be a member of Seller and shall be bound by the provisions of the Articles of Incorporation and the Bylaws of the Seller and by such rules and regulations as may from time to time be adopted by the Seller. Each party agrees that it will at all times maintain its lines and equipment and other facilities required under this Agreement in a safe operating condition in conformity with generally accepted standards for electric utilities in the State of Iowa.
11. Resale. Customer understands and agrees that the electric service provided under this Agreement is for the operation of the Customer’s Homeland Energy Ethanol Plant and related purposes. Accordingly, such power and energy shall not to be resold, used, delivered, shared, or distributed to any other person, firm, corporation, association, or cooperative for use on the site for other purposes or outside the site for any purpose.
12. Force Majeure and Liability. Neither Seller nor Customer shall be considered to be in default in performance of any obligation hereunder, other than its obligation to make payments for energy and services received, if failure of performance shall be due to Uncontrollable Forces. No party shall, however, be relieved of liability for failure of performance, if such failure is due to causes arising out of its own negligence or failure to remove or remedy with reasonable dispatch. Nothing contained herein, however, shall be construed to require any party to prevent or settle a strike or labor disturbance against its will. Neither party shall be liable for consequential damages arising out of the failure to provide or to take electric power or energy under this Agreement.
13. Firm Service. Subject to the provisions of this Agreement, the electric service, rates and charges provided herein are for firm service, subject to emergency curtailments made on an equitable basis as to other firm customers of Seller. The parties will communicate and coordinate operations to the extent practical given the conditions then existing. Seller shall attempt to provide Customer with advance notice of any planned outages when practical and to restore service promptly in light of the circumstances then existing. Seller anticipates, but does not guaranty, Firm Service will be available to Customer no later than March 9, 2009.

14. Notices. Any notice required to be given to either party under the terms and provisions of this Agreement may be given by mailing such notice to Customer or Seller by United States mail. The notice shall bear the date of its mailing and shall become effective on and after receipt. Each party shall designate from time to time persons entitled to receive notice. As of the execution of this Agreement, the individuals and addresses to be used for notices are as follows:
If to Customer:
Homeland Energy Solutions, L.L.C.
Attn: Walt Wendland, CEO
2779 Iowa Highway 24
Lawler, Iowa 54124
If to Seller:
Hawkeye Tri-County Electric Cooperative
Attn: CEO/General Manager
24049 State Highway 9
P.O. Box 90
Cresco, Iowa 52136-0090
15. Waiver. No waiver, expressed or implied, to any breach of any one or more of the covenants or agreements hereof shall be deemed to be a waiver of any subsequent breach.
16. Right of Access. Subject to safety and other reasonable admission policies, duly authorized representatives of Seller and its Wholesale Supplier are authorized and shall be permitted to enter the Customer’s premises at all reasonable times in order to carry out the provisions of this Agreement.
17. Term of Agreement. This Agreement shall become effective on the Effective Date, and except as otherwise provided herein shall remain in effect for ten (10) years from the In Service Date and shall terminate on the tenth (10th) anniversary of the In Service Date.
18. Continuation Beyond Term. Customer, at its option, may continue to receive the service described herein following expiration of the above-described term, which service will be provided at the rates provided herein, subject to change by consent or by the Board of Directors of Seller, provided Customer shall be entitled to notice of any such change in the event service is continued beyond the initial term, then this Agreement shall be for a minimum term of two (2) years. Either party shall then have the right to terminate this Agreement upon giving six (6) months’ written notice of its intention to terminate.
19. Succession. This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the respective parties hereto. Customer shall not assign all or any portion of its rights or obligations of this Agreement without first obtaining Seller’s written consent to assignment, which consent shall not be unreasonably withheld. In the event the Customer assigns all or any part of its rights under this Agreement, Customer shall remain liable for the performance for all Customer’s obligations hereunder, notwithstanding the assignment.

20. Law Governing. This Agreement shall be construed and governed in accordance with the laws of the State of Iowa.
21. Amendment. This Agreement may be amended from time to time through the execution by the parties of separate, written amendments.
22. Cancellation Clause. In the event the Customer ceases operation during the term of this Agreement and as a result desires to cancel the Agreement for Electric Service, the Customer shall be liable for a lump sum payment to Seller of an amount determined as follows:
A = B + C + D - E
Where,
A = Cancellation Charge
B = Any applicable charges incurred by Seller from its Wholesale Supplier associated with cancellation of service.
C = Any outstanding charges for electric service, and any amounts payable in future periods by reason of provisions in the rate applicable to Seller, if any.
D = The monthly Facilities Charge payment multiplied times the number of months remaining until expiration of the Term as set forth in Section 17 above.
E = Salvage value net of the Cost of removal of facilities directly associated with providing service to the Customer. The Seller shall make the determination concerning salvage value and shall provide documentation to Customer supporting the same.
23. Load Forecast. At the Seller’s request, Customer shall provide Seller projections of monthly and/or annual capacity and energy requirements for the subsequent calendar year and succeeding years. Customer shall also notify Seller whenever a major change in load forecast occurs. Seller shall not be obligated to supply more than the Contract Demand in any 30-minute period.
24. Dispute Resolution. The Parties agree to attempt to resolve any controversy or claim arising out of or relating to this Agreement, or breach thereof, by negotiations between the Parties. If negotiations fail to resolve the conflict within thirty (30) days, the Parties agree to participate in voluntary mediation.

If mediation does not resolve any controversy or claim within thirty (30) days, any Party may seek resolution of the controversy or claim in accordance with the rules of the American Arbitration Association, subject to the limitations of this section. The arbitrator (or, if a three-arbitrator panel is requested by any Party, each of the arbitrators) shall be a disinterested person of recognized competence in the field in which the issues sought to be resolved have arisen, with at least ten (10) years of experience in that field. The arbitrator(s) shall have jurisdiction and authority only to interpret and determine compliance with the provisions of this Agreement insofar as shall be necessary in the determination of the issues properly submitted to them. The arbitrator(s) shall not have jurisdiction or authority to amend, alter, cancel, or rescind any provisions of this Agreement. This Agreement to arbitrate and any other agreement or consent to arbitrate entered into in accordance with this section shall be specifically enforceable under the prevailing law of any court having jurisdiction. Notice of the demand for arbitration will be filed in writing with the other Party to the Agreement.
25. Demand Increase. If there is a need for an increase in the Contract Demand, Seller and Dairyland shall determine whether any additions or modifications to existing facilities will be required to accommodate the increased demand. Customer shall provide advance payment of the estimated cost of any required studies. If Customer is the sole beneficiary of the increased demand capacity they will assume the entire cost of the studies, however if other entities will benefit from these studies Customer will only pay their equitable share. If Seller and Dairyland determine that additions or modifications are required, Seller and Dairyland shall estimate the installed cost of such additional or modified facilities (the “Additional Facilities”) and the estimated time required to install Additional Facilities.
The need for Additional Facilities and the estimated installed cost and installation time shall be communicated to Customer, in writing, within forty-five (45) days of the date of Customer’s notice of the need for an increased demand, or as soon as practicable thereafter if there is a need to consult with third parties.
After reviewing the estimated installed cost and installation time, Customer may withdraw its notice of intent to increase its demand or Customer may elect to increase its demand. If Customer elects to increase its maximum demand, Customer shall reimburse Seller and Dairyland for its share of the quoted cost (or a portion thereof) of the Additional Facilities on a progress payment basis with payments made by Customer within thirty (30) days of billing.
Customer shall reimburse Seller and Dairyland for the full cost of the Additional Facilities if Customer is the only entity benefited by the Additional Facilities. Customer shall reimburse Seller and Dairyland for an equitable share of the cost of the Additional Facilities if other entities are benefited by the Additional Facilities. Additional Facilities may require a modification of the rate as negotiated by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ATTEST:	HAWKEYE TRI-COUNTY ELECTRIC COOPERATIVE

	By:	/s/ Dean Fisher

Secretary		President

ATTEST:	HOMELAND ENERGY SOLUTIONS, L.L.C.

	By:	/s/ Walter Wendland

RATE SCHEDULE
Homeland Energy Ethanol Plant
a.	Base Prices. The base prices of delivered electricity for the Customer shall be as follows:

Consumer Charge:	$***/Month
Substation Charge:	$***/Month/In years 1 – 7
O&M Charge:	$***/Month
Distribution System Charge:	$***/Month/In years 1 – 5
Distribution Delivery Charge:	$***/kWh/Month
Purchased Power Charge:	Equal to Seller’s average Wholesale Power Costs*

*	The Seller’s Wholesale Power Costs currently include the following components:

Seasonal Peak Period Demand Charges
Summer Season	$*** per KW per year
Winter Season	$*** per KW per year
Transmission Demand Charge	$*** per KW per month
Reactive Demand Charge	$*** per kVAR of maximum kVAR per month

Energy Charges
On-Peak Energy	$*** per kWh per month
Off-Peak Energy	$*** per kWh per month
Economic Development Credit	$*** per kWh per month; in years 1 – 3; maintaining 65% load factor

*	The above kWh rates shall be increased or decreased the same amount as any increase or decrease in the Cooperative’s wholesale rates due to a wholesale power cost adjustment.
The Seller’s Wholesale Power Costs for purposes of calculating the Purchased Power Charge above shall be based upon Dairyland Power Cooperative’s Rate Schedule A-1, Firm Power, as it may be amended from time to time, and shall include the Economic Development Credit to the extent service to Customer qualifies for said Credit.
Notwithstanding the foregoing, Customer shall pay a minimum bill each month equal to the Distribution Delivery Charge rate and the wholesale rate times 3,500,000 kWh, plus the Customer Charge, Substation Charge, O&M Charge, and Distribution Delivery charge. [Based upon the foregoing rate schedule, the minimum monthly bill would be $***].
The Facility Charge is based upon a substation capable of serving a 10 MW plant. A larger substation will require a higher monthly charge and may impact the minimum bill.
*** Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Customer acknowledges that in order to increase reliability of service, Seller has agreed to maintain certain standby transformers and other facilities on hand, which facilities would not be required to serve any of Seller’s other Customers. The O&M Charge of $*** per month includes and amount to compensate Seller for maintaining such facilities on hand.
b.	Future Taxes:
All additional future energy, environmental, or other taxes, which are not currently in place but are levied in the future upon delivery and/or sale of electric power and energy, may be added to the charges specified under this Rate. Said future taxes are in addition to any other necessary rate increases.
c.	Rate Increases/Modifications:
The above Rate has been based upon the Seller’s current rate for power purchases from its power supplier and other factors impacting Seller’s rates. Seller does not provide any rate guarantees, and Seller reserves the right to change and/or modify the Rate charged hereunder at the discretion of the Seller’s Board of Directors. Seller agrees that any rate changes will be made on a non-discriminatory manner.
*** Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.